Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-92423) pertaining to the deferred compensation plan, the Registration Statement (Form S-8 No. 333-104497) pertaining to the employees' stock ownership and retirement savings plan, Registration Statement (Form S-8 No. 333-190406) pertaining to the employees' stock ownership and retirement savings plan, Registration Statement (Form S-8 No. 333-190405) pertaining to the 2013 stock incentive plan, the Registration Statement (Form S-3ASR No. 333-221303) pertaining to the dividend reinvestment and stock purchase plan and the Registration Statement (Form S-3ASR No. 333-213005) pertaining to the common stock and debt securities of our report dated February 21, 2018, except as it relates to the changes due to the application of Accounting Standards Update 2017-07 described in Note 2, as to which the date is May 17, 2018, with respect to the consolidated financial statements and schedule of OGE Energy Corp., and our report dated February 21, 2018, with respect to the effectiveness of internal control over financial reporting of OGE Energy Corp., included in this Current Report on Form 8-K, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma
May 17, 2018